Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Lonestar Resources US Inc.
Fort Worth, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2021, relating to the consolidated financial statements of Lonestar Resources US Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Dallas, Texas

August 23, 2021